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                                                                  EXHIBIT 10.43


                               September 22, 1997


[Confidential Treatment Requested]


        Re:  [Confidential Treatment Requested]
             ----------------------------------

                                LETTER OF INTENT

Dear Mr. Godbold:

        We are pleased to present this letter of intent (the "LOI") to you on behalf of [Confidential Treatment Requested]. This LOI sets forth the basic terms and conditions upon which Balanced Care Corporation, a Delaware corporation (or a subsidiary thereof, "Buyer"), would acquire the assets in connection with [Confidential Treatment Requested] an 87-room, 117-bed assisted living facility with an Alzheimer's Care Unit, licensed for 161 residents, which is located at [Confidential Treatment Requested].

        Except for the provisions of Paragraphs 7 through 12 (which are intended to be legally binding and enforceable, this LOI is not intended to constitute a contract or an offer to enter into a contract, nor to be binding upon either party, nor to create any legal obligations or rights for either party with respect to any of the matters set forth herein.

        It is our present mutual intent to proceed with the proposed transaction as follows:

        1.      ACQUISITION.

                The acquisition will be structured as an asset purchase. It is the intent of the parties that Buyer shall acquire all of the operating assets associated with the Facility, which may include, but not be limited to, the land, buildings, furniture, fixtures, machinery, equipment, inventory, prepaid expenses and rents, supplies, leases, licenses, contract rights,
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[Confidential Treatment Requested]
September 22, 1997
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resident deposits and escrow accounts, copies of resident records, aggregated work force, copies of employee records, policies and procedures and marketing and public relation materials in connection therewith (collectively, the "Assets").

        2.      PURCHASE PRICE.

                The total purchase price for the Assets of the Facility will be $8,300,000 (the "Purchase Price"). Upon conclusion of its due diligence, as provided in Paragraphs 3 and 4 hereof (with the exception of the environmental report as provided in Paragraph 5(a)(iv), to be completed by Closing), Buyer will pay a deposit of $150,000 to Seller (the "Deposit") on the twentieth day after execution of this LOI, which Deposit shall be applied to the Purchase Price at Closing of the transaction contemplated herein or otherwise as provided in the Agreement (as hereafter defined). The remainder of the Purchase Price will be due and payable by Buyer in cash at Closing. Buyer and Seller agree that the purchase price will be allocated between the Facility and the covenant not to compete contained in paragraph 5(b) hereof in a manner that is mutually acceptable to the parties. There will be reasonable and customary allocations such as real estate taxes, employee wages, prepaid expenses and resident payments.

        3.      FINANCIAL STATEMENTS: OTHER INFORMATION.

                a. FINANCIAL STATEMENTS. Seller will deliver to Buyer audited financial statements for Seller's most recent fiscal year prepared on an accrual basis in accordance with GAAP. In the event audited financial statements have not been prepared financial statements compiled in accordance with Statements on Standards for Accounting and Review Services shall be delivered to Buyer. In addition, Seller will provide to Buyer, as soon as the same become available through the Closing date, but no later than 15 days after the last day of any given month, monthly statements of profit and loss of Seller for the Facility. The results of Seller's operations for the periods covered thereby shall fairly and accurately represent the operating results and financial position of Seller for the periods covered thereby. Seller authorizes representatives of Buyer to review and make copies or extracts from all relevant books, records and work papers in connection with the foregoing.

                b. OCCUPANCY REPORTS. Seller will deliver to Buyer occupancy reports for the Facility for the last year and the current occupancy reports, as soon as the last day of any given week.

                c. RENT ROLLS. Seller will deliver to Buyer existing rent rolls for the Facility and, as soon as the same becomes available through the Closing date, but no later than 5 days after the last day of any given month, the current rent rolls.


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[Confidential Treatment Requested]
September 22, 1997
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                d.      SURVEYS/INSPECTIONS. Seller will deliver to Buyer
        federal and/or state surveys or inspections for the current year and the two immediately preceding years for the Facility and the most recent surveys or inspections as soon as the same become available through the Closing date, but no later than 15 days after the last day of any given month.

        4.      REVIEW.

                Upon approval of the terms as defined herein by Seller, and during the period of twenty consecutive days thereafter, Buyer shall conduct, to the extent deemed necessary in its sole discretion, a review of the business, assets (including physical condition), liabilities, financial condition and results of operations of Seller. Seller will permit Buyer to have access to, and make copies and extracts from, the Facility's books, records, work papers and inspection reports of Seller relating thereto. Buyer will conduct its review during normal business hours and in such a manner that will not interfere or disrupt Seller's normal business operations.

        5.      DEFINITIVE AGREEMENT: TERMS AND CONDITIONS:

                Immediately following execution of this LOI by the parties hereto, Buyer will commence with the preparation and negotiation of a definitive asset purchase agreement governing the transaction contemplated hereby (the "Agreement"). It is contemplated that the Agreement will be executed upon expiration of the twenty-day period referenced in the foregoing Paragraph 4. The Agreement shall be in a form and substance, and contain such customary terms, conditions, representations, warranties, indemnities and remedies, as are mutually satisfactory to the parties hereto, including, but not limited to, the following:

                a. CONDITIONS PRECEDENT. The obligation of Buyer to consummate the transaction contemplated under the Agreement shall be subject to and contingent upon, among other things, the satisfaction, on or before the specified date (but in any event no later than Closing), of the following express conditions precedent:

                        (i) Buyer shall have completed within twenty days from the date hereof its review of Seller's operations as contemplated in Paragraphs 3 and 4 of this LOI, the results of which shall be satisfactory to Buyer in its sole and absolute discretion.

                        (ii) Buyer shall have obtained within twenty days from the date hereof approval by its board of directors for the execution and delivery of the Agreement by Buyer, the performance by Buyer of its obligations thereunder and the sale and purchase of the Assets.


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[Confidential Treatment Requested]
September 22, 1997
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                        (iii)   Buyer shall have received on or before Closing
                an unconditional, irrevocable commitment for title insurance issued by a title insurer acceptable to Buyer, with appropriate endorsements, showing good and indefeasible title to the Assets in Buyer or Buyer's designee as of Closing, subject only to liens for taxes, assessments and governmental charges not yet past due and payable and such other title exceptions as Buyer may approve in its reasonable discretion.

                        (iv) Buyer shall have received at its sole expense on or before Closing a written report from a qualified geotechnical or engineering firm acceptable to Buyer in its reasonable discretion, concerning the presence, handling, treatment and disposal of Hazardous Substances in, on or under the real property.

                b. COVENANT NOT TO COMPETE. For a period of three years following Closing on the sale of the Facility to Buyer, Seller, and each of Seller's shareholders, officers and directors, individually and as a shareholder, officer, director, partner, joint venturer or affiliate of any corporation, partnership, joint venture or other entity, will agree not to directly or indirectly own, manage, operate, join, control or participate in the ownership, management, operation or control of any independent living Facility, assisted living or skilled nursing Facility or other ancillary health care service within a 25-mile radius of the Facility, except as otherwise herein provided.

        6.      CLOSING.

                Time shall be of the essence with respect to the negotiation, execution and delivery of the Agreement governing the transaction contemplated herein and the parties hereto agree to close the transaction contemplated hereunder on or before November 30, 1997.

        7.      EXPENSES.

                Seller, on the one hand, and Buyer, on the other, shall each pay its respective fees and expenses and those of its respective agents and advisors whether or not the transaction is ever consummated.

        8.      OTHER OFFERS.

                In consideration of the legal, accounting and other costs and fees which Buyer will incur in connection with the investigation of Seller's operations, Seller agrees that for a period of twenty consecutive days following execution of this LOI (and, if the Agreement is executed, thereafter until Closing or termination of the Agreement), neither Seller nor any shareholders, partners, members of legal, equitable or beneficial owners of the Facility, of any nature


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[Confidential Treatment Requested]
September 22, 1997
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whatsoever, as the case may be, or any entity or individual affiliated with any of the foregoing, directly or indirectly, will solicit the interest of any other person or entity or take part in any discussion concerning a possible acquisition of Seller or its Assets, nor will Seller or any related entity or individual, directly or indirectly, conduct any negotiations for any such acquisition with any person or entity other than Buyer or accept any offer from any such person or entity to purchase Seller or its Assets.

        9.      CONFIDENTIALITY.

                In order to facilitate the transaction contemplated herein, each party may deem it necessary or desirable to disclose certain of its proprietary and/or confidential information to the other party. As used herein, the term "proprietary and/or confidential information" shall mean all information of, or relating to, such party that is not generally available or disclosed to the public, including but not limited to, financial information of such other party. Each party agrees it shall (i) keep such information confidential in accordance with the terms of this LOI and to the extent permitted by law, (ii) use and disclose such information solely for the purpose of performing its obligations hereunder and (iii) not otherwise disclose or make use of such information except in accordance with the terms of this LOI and to the extent required by law. In the event that the Agreement is not executed within thirty days of the execution of this LOI, or upon termination of the Agreement prior to Closing, each party shall return to the other all documents and copies in its possession, or in the possession of its advisors or agents, comprising or reflecting proprietary and/or confidential information.

        10.     PUBLICITY.

                Except as may otherwise be provided herein, Buyer and Seller agree that no disclosure or other publicity concerning the transaction contemplated herein shall be made prior to consummation without the mutual written consent of the parties hereto.

        11.     EXCLUSIVITY.

                Buyer represents and warrants to Seller that it is not currently involved in negotiations to acquire, nor has it contracted to acquire, nor does it currently own, operate, or lease, any business or property providing residential and/or health care services within 25 miles of the Facility.

        12.     CHOICE OF LAW.

                The validity and interpretation of this LOI and the Agreement shall be construed in accordance with, and governed by, the internal laws of [Confidential Treatment Requested].

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        If the foregoing accurately sets forth your intentions with respect to the transaction outlined above, please obtain the appropriate authorized signature of Seller on the enclosed copy of this LOI in the space provided below and return it to me.

                                        Very truly yours,

                                        BALANCED CARE CORPORATION,
                                        a Delaware corporation


                                        By: /s/ Brian L. Barth
                                            ------------------------
                                            BRIAN L. BARTH
                                            Vice President

Accepted and agreed to this
22nd day of September by:

                                        [Confidential Treatment Requested]